Exhibit 99.1

FOR IMMEDIATE RELEASE

E*TRADE FINANCIAL Media Relations Contact

Pam Erickson

E*TRADE FINANCIAL Corporation

617-296-6080

pam.erickson@etrade.com

E*TRADE FINANCIAL Investor Relations Contact

Adam Townsend

E*TRADE FINANCIAL Corporation

703-236-8719

adam.townsend@etrade.com

E*TRADE FINANCIAL ADDRESSES THE POTENTIAL IMPACT OF RECENT DOWNGRADES

OF ASSET-BACKED SECURITIES

New York, November 9, 2007 – E*TRADE FINANCIAL Corporation (NASDAQ: ETFC) today filed its quarterly report on Form 10Q for the period ended September 30, 2007. The Company disclosed that consistent with a series of industry-wide rating agency downgrades of securities after the end of the third quarter, it has observed continued declines in the fair value of its $3.0 billion asset-backed securities portfolio, predominantly within ABS CDO and second-lien securities. The total exposure to ABS CDO and second-lien securities at September 30, 2007 was approximately $450 million in amortized cost, including approximately $50 million of “AAA” rated asset-backed CDOs that were downgraded to below investment grade. The Company stated that it expected the declines in fair value to result in further securities write downs in the fourth quarter. The Company expects to remain well capitalized based on regulatory standards.

Management believes the additional deterioration observed since September 30 will likely result in write downs that exceed the previous expectations included in the Company’s 2007 earnings outlook updated on October 17, and investors should no longer expect these earnings levels to be achieved. Actual securities-related losses will depend on future market developments, including the potential for future downgrades by rating agencies, which are extremely difficult to predict in this environment. Accordingly, management believes it is no longer beneficial to provide earnings expectations for the remainder of the year.

About E*TRADE FINANCIAL

The E*TRADE FINANCIAL family of companies provides financial services including trading, investing, banking and lending for retail and institutional customers. Securities products and services are offered by E*TRADE Securities LLC (Member FINRA/SIPC). Bank and lending products and services are offered by E*TRADE Bank, a Federal savings bank, Member FDIC, or its subsidiaries.

# # #

Important Notice

E*TRADE FINANCIAL, E*TRADE and the E*TRADE logo are trademarks or registered trademarks of E*TRADE FINANCIAL Corporation. The statements contained in this news release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, changes in market activity, anticipated increases in the rate of new customer acquisition, the conversion of new visitors to the site to customers, the activity of customers and assets held at the institution, seasonality, macro trends of the economy in general and the residential real estate market, instability in the consumer credit markets and credit trends, rising mortgage interest rates, tighter mortgage lending guidelines across the industry, increased mortgage loan delinquency and default rates, portfolio growth, portfolio seasoning and resolution through collections, sales or charge-offs, the development and enhancement of products and services, competitive pressures (including price competition), system failures, economic and political conditions, changes in consumer behavior and the introduction of competing products having technological and/or other advantages. Further information about these risks and uncertainties can be found in the information included in the annual reports previously filed by E*TRADE FINANCIAL Corporation with the SEC on Form 10-K (including information under the caption “Risk Factors”) and quarterly reports on Form 10-Q.

© 2007 E*TRADE FINANCIAL Corporation. All rights reserved.